SECURITIES AND EXCHANGE COMMISSION
 Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):  April 20, 2007

UNITED RENTALS, INC.
UNITED RENTALS (NORTH AMERICA), INC.
(Exact name of Registrants as Specified in their Charters)

Delaware	001-14387	06-1522496
Delaware	001-13663	06-1493538
(States or Other Jurisdiction of Incorporation)	(Commission file Numbers)	(IRS Employer Identification Nos.)

Five Greenwich Office Park, Greenwich, CT	06831
(Address of Principal Executive Offices)	(Zip Code)

Registrants’ telephone number, including area code (203) 622-3131

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-2 under the Exchange Act (17 CFR 240.14a-2)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

In connection with the previously announced authorization by the board of directors (the “Board”) of United Rentals, Inc. (the “Company”) to explore strategic alternatives to maximize shareholder value, including a possible sale of the Company, the compensation committee of the Board (the “Committee”) made the following determinations on April 20, 2007:

1. To amend the terms of each equity award outstanding on April 20, 2007 under the Company’s equity award plans, namely the U.S. Rentals, Inc. 1997 Performance Awards Plan, the United Rentals, Inc. 1997 Stock Option Plan, the United Rentals, Inc. 1998 Stock Option Plan, the United Rentals, Inc. 1998-2 Stock Option Plan, the United Rentals, Inc. 2001 Stock Plan and the United Rentals, Inc. 2001 Comprehensive Stock Plan (formerly the United Rentals, Inc. 2001 Senior Stock Plan), that vests based upon continued employment with the Company, to provide that each such award that is unvested upon a change in control of the Company shall accelerate and become vested in full.

2. To provide retention bonuses to each of Michael Kneeland, our chief operating officer, Martin Welch, our chief financial officer, and Roger Schwed, our general counsel. The retention bonuses are contingent upon and would be paid six months following a change in control of the Company, if any. The amounts of the retention bonuses are to be determined by the Committee in its discretion, subject to specified maximums of $350,000 for each of Messrs. Kneeland and Welch and $175,000 for Mr. Schwed. The Committee also determined to provide a retention bonus to Mr. Helvie, our senior vice president and controller, in the amount of $315,000, one half of which will be earned and paid upon the earlier of February 15, 2008 or a change in control of the Company and one half of which is contingent upon and would be paid six months following a change in control of the Company, if any. Mr. Helvie's bonus is also subject to acceleration in the event his employment is terminated by the Company without cause or by him for specified good reasons, with one half thereof being paid if such termination occurs before February 15, 2008 or a change in control, or the full amount thereof being paid if such termination occurs after a change in control (but before the passage of an additional six months).

3. To amend the terms of the Company's Long Term Incentive Plan (“LTIP”), which provides for bonuses to participants based upon increases in earnings per share over a three-year period, to provide that each LTIP award outstanding on April 20, 2007 will become vested upon a change in control of the Company in essentially the same manner as which such award would become vested under the terms of the LTIP if the recipient's employment with the Company were terminated without cause. Mr. Helvie is the only named executive officer, as defined in Item 402(a)(3) of Regulation S-K under the Securities Exchange Act of 1934, as amended, who held an outstanding award under the LTIP on April 20, 2007.

4. To provide severance benefit arrangements for certain key employees of the Company, including Mr. Helvie but not any other named executive officer, under which the recipient would be paid specified continuation of salary and benefits (which in the case of Mr. Helvie would be for 12 months) and a pro rata portion of the recipient's target annual cash bonus (based on the percentage of the fiscal year completed), in the event a change in control of the Company occurs and the recipient's employment with the Company is terminated by the Company without cause or by the recipient for specified good reasons within 12 months following such change in control.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, each Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized on this 26th day of April, 2007.

UNITED RENTALS, INC.

By:	/s/ ROGER E. SCHWED

Name:	Roger E. Schwed
Title:	General Counsel

UNITED RENTALS (NORTH AMERICA), INC.

By:	/s/ ROGER E. SCHWED

Name:	Roger E. Schwed
Title:	General Counsel